Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	GISX
Thursday, October 26, 2006	TRADED:	Nasdaq

GLOBAL IMAGING RESULTS SET RECORDS FOR FISCAL SECOND QUARTER

Revenues up 10.4 Percent and Operating Income up 11.1 Percent from Year-Ago Quarter

TAMPA, Fla., Oct. 26–Global Imaging Systems, Inc. (Nasdaq: GISX) today announced record revenues, operating income, net income and earnings per share for its fiscal second quarter ended September 30, 2006. Highlights of the quarter include:

•	Revenues increased 10.4 percent to $285.8 million.

•	Automated office equipment, primarily copiers, continued to post positive internal revenue growth for the 33rd consecutive quarter.

•	Operating income grew 11.1 percent to $31.3 million.

•	Net income was up 17.9 percent to $18.0 million.

•	Adjusted EBITDA increased 9.7 percent to $36.0 million.

•	Other income of $1.2 million resulted from the sale of selected training division assets.

•	Diluted earnings per share were $0.35, up 16.7 percent from the year ago second quarter diluted EPS of $0.30 after adjusting to reflect the 2-for-1 stock split in August 2006.

•	Repurchased 941,965 shares of common stock for a total price of approximately $20.0 million.

•	Acquired 20th core company, adding approximately $13.0 million in annualized revenue.

The company also reported record results for the first half of fiscal 2007 ended September 30, 2006. Highlights of the first six months include:

•	Revenues increased 9.0 percent to $550.7 million.

•	Operating income grew 10.8 percent to $61.1 million.

•	Net income was up 12.4 percent to $33.6 million.

•	Adjusted EBITDA increased 9.6 percent to $70.2 million.

•	Diluted earnings per share were $0.65, up 10.2 percent from the year ago first half diluted EPS of $0.59 after adjusting to reflect the 2-for-1 stock split in August 2006.

•	Completed the recasting of the company’s capital structure, which includes a more flexible senior credit facility with lower interest rates.

•	Paid down debt to 27.0 percent of total capital.

•	Repurchased 1,564,365 shares of common stock for a total price of approximately $32.5 million.

•	Completed three acquisitions, acquiring approximately $29.4 million in annualized revenue.

Tom Johnson, chairman and CEO of Global Imaging Systems, said, “Another quarter of record earnings confirms our strategy from day one. Twelve years ago Global was founded with a stated mission to be the most profitable, not necessarily the biggest distributor of office technology. Thanks to our dedicated employees and loyal customers, we have consistently grown operating income faster than revenues and this past quarter was no exception. We’ve had a great first half of fiscal 2007 and are looking forward to the balance of the year.”

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Michael Shea, president and COO of Global Imaging Systems, said, “We face continued competitive pressure on automated office equipment sales. However, our constant focus on customer retention and aftermarket revenues, including our print management program, resulted in revenue growth from our more profitable service and supplies business that was consistent with our internal revenue targets.”

Mr. Shea also commented, “Our ongoing, unrelenting attention to management development, sales training, manpower staffing levels and productivity improvement will help ensure our continued revenue and earnings success.”

Mr. Johnson said, “We ended the quarter with combined internal growth of six percent; which was at the high end of our previous guidance. Our second quarter internal growth for automated office equipment was lower than expected at one percent, due in part to a number of large equipment placements moving from sales to rentals. This was offset by a very strong 24 percent internal growth from our technology business. Our estimate for third quarter growth in total revenue, including acquisitions to date but not potential future acquisitions, is seven to nine percent. In light of the increasing shift to rentals in the automated office equipment business, our estimate for third quarter internal revenue growth is three to five percent. Diluted earnings per share should be in the range of 33 to 35 cents. This would compare with split-adjusted diluted EPS of 32 cents (64 cents as originally reported) for the third quarter last year. Our acquisition program’s external growth goal for fiscal year 2007 remains to acquire $60 to $100 million in annualized revenue.”

The company’s second quarter conference call is scheduled for this morning, October 26, at 10:00 a.m. ET, and the third quarter 2007 conference call is scheduled for January 25, 2007 at 10:00 a.m. ET. You may access the calls through live webcasts by using the link provided on the company’s Internet home page at www.gisx.com. The webcasts will also be archived and available on the company’s website.

About Global Imaging Systems

Global Imaging Systems offers thousands of middle-market customers a one-stop solution for office technology needs in 32 states and the District of Columbia. The company provides a broad line of office technology solutions including the sale and service of copiers and other automated office equipment, network integration services, and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

This press release includes presentations of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA. Adjusted EBITDA represents EBITDA adjusted for the loss on early extinguishment of debt and other income. EBITDA is a measure commonly used by the capital markets to value enterprises. Interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. Excluding these items provides insight into the underlying results of operations and facilitates comparisons between Global and other companies. EBITDA is also a useful measure of the

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company’s ability to service debt and is one of the measures used for determining debt covenant compliance. Management believes EBITDA and adjusted EBITDA information is useful to investors for these reasons. Both EBITDA and adjusted EBITDA are non-GAAP financial measures and should not be viewed as an alternative to GAAP measures of performance. Management believes the most directly comparable GAAP financial measure is net income and has provided a reconciliation of EBITDA and adjusted EBITDA to net income in this press release.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future acquisitions, future revenue growth and future diluted earnings per share. These statements include the words “expect,” “believe,” “should,” variations of such words, “we are optimistic” and similar expressions which are intended to identify such forward-looking statements. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to changes in the overall economy; rising interest rates; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K for the year ended March 31, 2006.

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FOR FURTHER INFO:	Tom Johnson, Chairman and CEO,
Michael Shea, President and COO, or
Ray Schilling, Executive Vice President and CFO
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc.
727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Amounts in thousands except per-share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005
Revenues:
Equipment and supplies sales	$216,765	$194,993	$412,418	$377,500
Service and rentals	69,026	63,818	138,302	127,640

Total revenues	285,791	258,811	550,720	505,140
Costs and operating expenses:
Cost of equipment and supplies sales	142,525	126,036	266,046	241,761
Service and rental costs	36,182	33,076	72,100	66,425
Selling, general and administrative expenses	75,361	71,099	150,591	140,959
Intangible asset amortization	437	436	906	889

Total costs and operating expenses	254,505	230,647	489,643	450,034

Income from operations	31,286	28,164	61,077	55,106
Other income	1,194	—	1,194	—
Loss on early extinguishment of debt	—	—	(1,045)	—
Interest expense	(3,138)	(3,445)	(6,463)	(6,771)

Income before income taxes	29,342	24,719	54,763	48,335
Income taxes	11,326	9,443	21,138	18,417

Net income	$18,016	$15,276	$33,625	$29,918

Net income per common share:
Basic	$0.35	$0.33	$0.68	$0.65

Diluted (a)	$0.35	$0.30	$0.65	$0.59

Weighted average number of shares outstanding:
Basic	51,017	45,810	49,462	46,160
Diluted	52,081	51,574	52,190	51,943

(a)    The calculation of diluted earnings per common share assumes the conversion of convertible notes issued in May 2003 resulting in 4,814 additional shares for the three months ended September 30, 2005, and 1,719 and 4,814 additional shares for the six months ended September 30, 2006 and 2005, respectively. For purposes of diluted earnings per common share, net income for the three months ended September 30, 2005 includes the addback of $442, representing interest and financing fee expense, net of taxes, associated with the convertible notes. For the six months ended September 30, 2006 and 2005, net income includes the addback of $219 and $885, respectively. All previously outstanding convertible notes were converted to common stock as of June 9, 2006.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income	$18,016	$15,276	$33,625	$29,918
Income taxes	11,326	9,443	21,138	18,417
Interest expense	3,138	3,445	6,463	6,771
Amortization	437	436	906	889
Depreciation	4,246	4,180	8,249	8,091

EBITDA	37,163	32,780	70,381	64,086
Other income	(1,194)	—	(1,194)	—
Loss on early extinguishment of debt	—	—	1,045	—

Adjusted EBITDA	$35,969	$32,780	$70,232	$64,086

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	September 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$10,112	$51,610
Accounts receivable, net	142,165	131,497
Inventories	109,156	98,073
Other current assets	15,209	14,757

Total current assets	276,642	295,937
Rental equipment, net	17,504	15,687
Property and equipment, net	19,042	17,810
Goodwill and other assets	574,952	555,223

Total assets	$888,140	$884,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$99,211	$102,500
Current maturities of long-term debt	24	2,133
Deferred revenue	27,799	27,159
Income taxes payable	10,588	7,711

Total current liabilities	137,622	139,503
Deferred income taxes	45,958	42,247
Long-term debt, less current maturities	190,066	260,713
Other long-term liabilities	—	976

Total liabilities	373,646	443,439
Total stockholders’ equity	514,494	441,218

Total liabilities and stockholders’ equity	$888,140	$884,657

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GLOBAL IMAGING SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Six Months Ended September 30,
	2006	2005
OPERATING ACTIVITIES:
Net income	$33,625	$29,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,249	8,091
Amortization	906	889
Amortization of financing fees	347	545
Other income	(1,194)	—
Non-cash portion of loss on early extinguishment of debt	1,045	—
Tax benefit of stock option exercises and vested restricted stock	—	1,159
Deferred income tax expense	4,018	3,671
Stock-based compensation expense	1,582	841
Changes in operating assets and liabilities, net of amounts acquired in purchase business combinations:
Accounts receivable	(8,752)	(4,437)
Inventories	(8,907)	(2,581)
Prepaid expenses and other current assets	(747)	(1,051)
Other assets	108	669
Accounts payable and accrued liabilities	(8,541)	(20,189)
Deferred revenue	(576)	201
Income taxes payable	2,877	7,083
Other long-term liabilities	—	976

Net cash provided by operating activities	24,040	25,785
INVESTING ACTIVITIES:
Purchases of property, equipment and rental equipment, net of proceeds from disposals	(10,645)	(11,118)
Proceeds from sale of technology training division assets	1,575	—
Purchases of businesses, net of cash acquired	(20,208)	(8,864)

Net cash used in investing activities	(29,278)	(19,982)
FINANCING ACTIVITIES:
Payments on long-term debt	(241,508)	(32,876)
Proceeds from issuances of long-term debt	226,251	31,728
Financing fees paid	(2,112)	—
Purchases of treasury stock	(32,548)	(20,000)
Stock options exercised	10,019	2,096
Tax benefit of stock option exercises and vested restricted stock	3,638	—

Net cash used in financing activities	(36,260)	(19,052)

Net decrease in cash and cash equivalents	(41,498)	(13,249)
Cash and cash equivalents, beginning of period	51,610	25,365

Cash and cash equivalents, end of period	$10,112	$12,116

Non-cash financing activity:
Conversion of convertible notes to common stock, net	$56,105	$—

Treasury stock issued for business purchases	$1,100	$920

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.

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